EXHIBIT 10.3

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2012 INCENTIVE EQUITY PLAN

PERFORMANCE UNIT AWARD MEMORANDUM

Employee:	XXXX

Date of Grant:	XXXX

Target Number of Shares Subject to Award:	XXXX

Performance Period:	XXXX
Performance Vesting Conditions:	As set forth in the Performance Unit Award Agreement

Additional terms and conditions of your Award are included in the Performance Unit Award Agreement. As a condition to your receipt of Shares, you must accept the terms and conditions of this Award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this Award within such time, this Award may be forfeited and immediately terminate.
Note: Article 3.1 of the Performance Unit Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.

Date of Grant: XXXX

CLIFFS NATURAL RESOURCES INC.
AMENDED AND RESTATED 2012 INCENTIVE EQUITY PLAN

Performance Unit Award Agreement

This Performance Unit Award Agreement (the “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Performance Unit Award Memorandum (the “Award Memorandum”) who is an employee of the Company or Subsidiary of the Company (the "Participant"). For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to Participant Performance Units representing the opportunity to earn a number of the Company’s common shares, $.125 par value per share (the “Shares”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Article 1 of the Plan for a list of defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.
ARTICLE 1
Definitions
All terms used herein with initial capital letters shall have the meanings assigned to them in the Plan, and the following additional terms, when used herein with initial capital letters, shall have the following meanings:

1.1    “Maximum VWAP” shall mean attaining a VWAP that is one hundred percent (100%) greater than the Original Price for any ninety (90) consecutive calendar-day period during the Performance Period.
1.2    “Milestones” shall mean the Maximum VWAP, Target VWAP and Threshold VWAP.
1.3    “Original Price” shall mean the VWAP of a Share on the Date of Grant, which was $XX.XX.

Date of Grant: XXXX

1.4    "Performance Period" shall be the time period as set forth in the Award Memorandum.
1.5    “Performance Units Earned” shall mean the number of Performance Units of the Company earned by a Participant, as determined under Section 2.3.
1.6    “Target VWAP” shall mean attaining a VWAP that is fifty percent (50%) greater than the Original Price for any ninety (90) consecutive calendar-day period during the Performance Period.
1.7     “Threshold VWAP” shall mean attaining a VWAP that is twenty-five percent (25%) greater than the Original Price for any ninety (90) consecutive calendar-day period during the Performance Period.
1.8     “VWAP” or “Volume Weighted Average Price” shall mean a measure of the price at which the majority of a given day’s trading in Shares took place on the New York Stock Exchange (“NYSE”), calculated by dividing the dollar value of all trades in Shares for a given day, by the total trading volume in Shares for that day on the NYSE. Calculation starts when trading opens on the NYSE, and ends when trading closes on the NYSE. The Company’s VWAP is displayed under the heading “Bloomberg VWAP on Bloomberge page CLF <Equity> AQR (or its equivalent successor if such page is not available). The Company and Participant may rely on the Company’s VWAP as displayed on Bloomberg.

ARTICLE 2.
Grant and Terms of Performance Units

2.1    Grant of Performance Units. Pursuant to the Plan, the Company has granted to Participant an Award covering the number of Performance Units as specified in the Award Memorandum, with dividend equivalents (“Performance Units”), effective as of the Date of Grant.
2.2    Issuance of Shares. The Performance Units covered by this Agreement and these terms and conditions shall only result in the issuance of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), to the extent such Performance Units have become Performance Units Earned, as provided in Section 2.3, on the date the Performance Units Earned are to be paid as specified in Section 2.4.
2.3    Performance Units Earned.
(a)    Achievement of Company Performance Objective(s). Subject to Sections 2.3(b), 2.3(c), and 2.3(d), the number of Performance Units Earned, if any, shall be based upon the degree of achievement of the Milestone(s), all as more particularly set forth in Exhibit A, with actual Performance Units Earned interpolated between the performance levels shown on Exhibit A, as determined and certified by the Committee.

Date of Grant: XXXX

The percentage level of achievement determined for the Company Performance Objective(s) shall be multiplied by the target number of Performance Units to determine the actual number of Performance Units Earned, rounded down to the nearest whole Performance Unit. The calculation as to whether the Company has met or exceeded the Milestone(s) shall be determined and certified by the Committee in accordance with the Award and these terms and conditions. Notwithstanding any provision to the contrary, in no event shall any Performance Units become Performance Units Earned with respect to achievement by the Company in excess of the allowable maximum as established under the Milestone(s), and except as provided in Sections 2.3(b), 2.3(c), and 2.3(d), no Performance Units will become Performance Units Earned unless the Participant remains in the continuous employment of the Company or Subsidiary during the entire Performance Period.
(b)    Death or Disability. If the Participant experiences a termination of employment because of the Participant’s death or Disability during the Performance Period, 100% of the Performance Units shall become Performance Units Earned at target upon such termination, regardless of the actual degree of achievement otherwise calculated in accordance with Section 2.3(a).
(c)    Termination without Cause. If, during the Performance Period, the Participant’s employment is terminated without Cause, then, within thirty (30) days of the Participant signing and not revoking a general release in a form acceptable to the Company (a “Release”), if a Milestone has been attained, Participant will receive a number of Shares equal to the number of Shares that the Performance Units would have converted into at the end of the Performance Period had Participant’s employment continued until the end of the Performance Period.
(d)    Change in Control. In the event of a Change in Control (as defined in Section 2.5) during the Performance Period, the Participant’s Performance Units will become Performance Units Earned only to the extent provided in Section 2.5.
In the event the Participant otherwise terminates employment prior to becoming entitled to Performance Units Earned or the Participant’s employment is terminated by the Company for Cause, the Participant shall forfeit all rights to any Performance Units that were granted under the Agreement.

2.4    Settlement of Performance Units Earned.
(a)    Settlement After Performance Period. The Performance Units Earned shall be settled and paid in the form of Shares after the end of the Performance Period and after the determination and certification by the Committee of the level of attainment of the Milestone(s), but in any event no later than 2-½ months after the end of the Performance Period to the extent not previously paid to the Participant.
(b)    Change in Control. Notwithstanding Section 2.4(a), to the extent there are any Performance Units Earned as of a Change in Control, such Performance Units

Date of Grant: XXXX

Earned will be settled and paid within ten (10) days of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 2.4.
(c)    Payment Following a Change in Control. Notwithstanding Section 2.4(a), if, during the two-year period following a Change in Control, the Participant experiences a termination of employment by the Company without Cause or as a result of Participant’s resignation for Good Reason, the Performance Units Earned as of the date of such termination of employment shall be settled and paid within ten (10) days of the termination of employment to the extent they have not been previously paid to the Participant; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment will be made on the date that would have otherwise applied pursuant to this Section 2.4. Notwithstanding the foregoing to the contrary, to the extent payment is due within ten (10) days of the termination of employment, if the Participant on the date of termination of employment is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time) and the payment is subject to Section 409A of the Code, payment for the Performance Units Earned will be made on the first payroll date that occurs after the date that is six months following the Participant’s termination of employment or, if earlier, the date of the Participant’s death.
(d)    General. The Committee, in its sole discretion, may settle the Performance Units Earned in cash or a combination of Shares and cash, in lieu of issuing only Shares. In the event that all or any portion of the Performance Units Earned are paid in cash, the cash equivalent of one Performance Unit Earned shall be equal to the VWAP of one Share on the last trading day of the Performance Period or, if earlier, the trading day immediately prior to the payment date. Notwithstanding the foregoing, no Performance Units granted hereunder may be paid in cash in lieu of Shares to any Participant who is subject to the Share Ownership Guidelines unless and until such Participant is either in compliance with, or no longer subject to, such Share Ownership Guidelines; provided, however, that the Committee may withhold Shares to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 5.3. In addition, the Committee may restrict fifty percent (50%) of the Shares to be issued in satisfaction of the total Performance Units Earned, before income tax withholding, so that they cannot be sold by Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale. Notwithstanding anything herein to the contrary, Participant must hold not less than twenty-five percent (25%) of the Shares issued in settlement of Performance Units Earned (“Held Shares”) for a period of one (1) year following delivery of such Shares, during which time Participant shall not sell, transfer, pledge, assign or otherwise alienate or hypothecate such Held Shares.

Date of Grant: XXXX

(e)    Payments After Death. Any settlement of Performance Units Earned to a deceased Participant shall be paid to the estate of the Participant, unless the Participant files a completed Designation of Death Beneficiary with the Company in accordance with its procedures.
(f)    Payment Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Performance Units Earned to the Participant. The Performance Units covered by this Agreement that have not yet been earned as Performance Units Earned, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 2.4(e).
2.5     Change in Control Vesting.
(a)    If the Participant remains in the continuous employ of the Company or Subsidiary throughout the period beginning on August 7, 2014 and ending on the date of the Change in Control, upon the Change in Control, a number of the Performance Units equal to the greater of the target number of Performance Units and, if a Milestone is attained on or prior to the Change in Control, the number of Performance Units based upon the degree of the achievement of the Milestone shall become Performance Units Earned, except to the extent that an award meeting the requirements of Section 2.5(e) (a “Replacement Award”) is provided to the Participant in accordance with Section 2.5(e) to replace, adjust, or continue the Award of Performance Units covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Performance Units in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)    If, upon or after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Participant terminating employment for Good Reason or the Successor terminating Participant’s employment other than for Cause within a period of two years after the Change in Control and during the Incentive Period, 100% of the Replacement Award will become earned and nonforfeitable upon such termination.
(c)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Performance Units that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Performance Units Earned at the time of such Change in Control and will be paid as provided for in Section 2.4(b).
(d)    For purposes of this Agreement, a “Change in Control” means:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding

Date of Grant: XXXX

Shares (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.5(d)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 2.5(d)(iii)(A) and 2.5(d)(iii)(B) below;
(ii)    individuals who, as of XXXX, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to XXXX whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
(iv)    approval by the Shareholders of a complete liquidation or dissolution of the Company.
(e)    For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., performance units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity

Date of Grant: XXXX

that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 2.5(e) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(f)    The terms “Cause” and “Good Reason” shall have the meanings set forth in Participant’s employment letter agreement with the Company dated XXXX (“Letter Agreement”).

ARTICLE 3.
Other Terms and Conditions

3.1    Non-Compete and Confidentiality.
(a)    A Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.
(b)    Failure to comply with subsection (a) above will cause a Participant to forfeit the right to Performance Units and require the Participant to reimburse the Company for the taxable income received on Performance Units that become payable to the Participant.

ARTICLE 4.
Acknowledgements

4.1    Acknowledgments. In accepting the Award, Participant acknowledges, understands and agrees to the following:

Date of Grant: XXXX

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
The grant of the Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;

(c)	All decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan is voluntary;

(e)
The Performance Unit award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(f)	The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g)
No claim or entitlement to compensation or damages shall arise from forfeiture of any Performance Units resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Performance Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h)	Neither the Plan nor the Performance Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

(i)	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the

Date of Grant: XXXX

Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Performance Units;

(j)
The Performance Units and the Shares subject to the Performance Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(k)
The Company reserves the right to impose other requirements on participation in the Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing; and

(l)
The Performance Units and any related benefit or compensation under this Agreement is subject to the Company's Clawback Policy (or any other applicable recoupment, recapture, clawback or recovery policy of the Company as adopted by the Board or the Committee and in effect from time to time), a copy of which is available upon request.

ARTICLE 5.
General Provisions

5.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided further, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.
5.2    Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that Performance Units Earned are paid in accordance with Section 2.4, the Participant will be entitled to dividend equivalents on Performance Units Earned equal to the cash dividend or distribution that would have been paid on the Performance Units Earned had the Performance Units Earned been issued and outstanding Shares on the record date for the dividend or distribution; if dividends are paid in the form of Shares

Date of Grant: XXXX

or Performance Units rather than cash, the Participant will not receive as dividends such Shares or additional Performance Units, but will instead be credited with the amount of cash that would have been paid on account of the Performance Units if they had been Shares. Such accrued dividend equivalents (a) will be adjusted to reflect the actual number of Shares resulting from the conversion of Performance Units Earned after the determination and certification by the Committee of the level of attainment of Milestones and become payable upon the same terms and at the same time of settlement as the Performance Units to which they relate, and (b) will be denominated and payable solely in cash no earlier than the time the Performance Units Earned are paid pursuant to Section 2.4 (but in no event later than two and one-half (2½) months after the end of the Performance Period, unless the date of payment is deferred by Participant pursuant to, and in compliance with, the terms of the Company’s Voluntary Deferred Compensation Plan).
5.3    Withholding Taxes. The provisions of Article 18.3 of the Plan shall apply to the extent that the Company or Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan in connection with the Participant’s Performance Units (or dividend equivalents, if any), unless as otherwise specified in the Appendix to this Agreement, including, without limitation, any tax liability associated with the grant or vesting of the Performance Units or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company or Subsidiaries' actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares or pay cash shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Committee, withholding obligations shall be satisfied by having the Company or one if its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued or cash payable to the Participant upon settlement of the vested Performance Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the VWAP of a Share as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant. If the Company does not elect to have withholding obligations satisfied by either withholding Shares, from the cash payable, or by deduction from the Participant's wages or other compensation paid to the Participant, the Participant agrees to pay the Company or Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or Subsidiary.
5.4    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries, service solely as a director of the Company or any Subsidiary or an approved leave of absence, unless otherwise indicated in the Plan or required to comply with Section 409A of the Code.

Date of Grant: XXXX

5.5    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.
5.6    These Terms and Conditions Subject to Plan. The Performance Units covered under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.
5.7    Transferability. Except as otherwise provided in the Plan, the Performance Units are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Performance Units shall be null and void.
5.8    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Performance Unit award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company or Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of or directorships in the Company that are held, details of all Performance Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time,

Date of Grant: XXXX

view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Performance Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

5.9    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Code Section 409A, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.
5.10    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
5.11    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Units by electronic means. By accepting this Award of Performance Units, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
5.12    Appendix to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Performance Units shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the appendix to this Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Performance Units to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Performance Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate a transfer). In all circumstances, the Appendix shall constitute part of this Agreement.

Date of Grant: XXXX

5.13    Headings. Headings are given to the Articles of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
5.14    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Ohio, without regard to the conflict of law provisions, as provided in the Plan.
5.15    Code Section 409A. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant). The terms “termination of employment,” “terminates employment,” and similar words and phrases used in this Agreement mean a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h).

[Acceptance Page Contained in Exhibit B]

Date of Grant: XXXX

EXHIBITS

Exhibit A    Milestones
Exhibit B    Acceptance

Date of Grant: XXXX

Exhibit A
PERFORMANCE PERIOD MILESTONES
The XXXX target Performance Units may convert into Shares based upon Shares achieving and maintaining a Milestone VWAP for any period of ninety (90) consecutive calendar days during the Performance Period as follows:

Achievement and Maintenance of Threshold VWAP = XXXX Shares

Achievement and Maintenance of Target VWAP = XXXX Shares

Achievement and Maintenance of Maximum VWAP = XXXX Shares

If Threshold VWAP has been exceeded during the Performance Period, the number of Shares earned shall be determined with straight line pro ration between each of the Milestones. The VWAP for a period of ninety (90) consecutive calendar days during the Performance Period is determined by taking the sum of the VWAPs for each trading day occurring during that ninety (90) consecutive calendar-day period, and dividing that sum by the number of trading days that occurred within those ninety (90) calendar days. All ninety (90) consecutive calendar days must be within the Performance Period.

If the Company transfers for value any subsidiary, other business unit or all or substantially all of the assets of a subsidiary or business unit, the gross revenues of which subsidiary or business unit equal or exceed 10% of the Company’s consolidated gross revenues (as calculated based on the prior fiscal year’s reported financials), the Committee will equitably adjust the Original Price for purposes of determining the Milestones to preserve (but not increase) the level of incentives provided by the Performance Unit Award.

The payment of Shares earned shall be made in the form of Shares (or cash, or a combination of Shares and cash, as decided by the Committee in its sole discretion), and shall be paid to Participant after the determination and certification by the Committee of the level of attainment of performance objectives. Except as may be provided under Section 2.4, payment will be no earlier than the end of the Performance Period (XXXX), but in any event no later than two and one-half (2½) months after the end of the Performance Period (unless the date of payment is deferred by Participant pursuant to, and in compliance with, the terms of the Company’s Voluntary Deferred Compensation Plan).

If Participant provides written notice (“Notice”) to the Board and the Secretary of the Company that he is resigning in 90 days because the Company materially breached the Letter Agreement (the “Cure Period”), and the Company does not have Cause to terminate Participant’s employment, and the Notice provides enough detail that the Company is able to identify and cure the breach, but does not substantially cure the breach in the Cure Period, then Participant’s resignation on or within the sixty (60) days immediately following the Cure Period shall be deemed a termination without Cause.

Date of Grant: XXXX

If, during the Performance Period, Participant’s employment is terminated without Cause, then, within thirty (30) days of Participant’s signing and not revoking a general release in a form acceptable to the Company (a “Release”), if Participant attained a Milestone, Participant will receive a number of Shares equal to the number of Shares that the Performance Units would have converted into at the end of the Performance Period had employment continued until the end of the Performance Period.

Date of Grant: XXXX

Exhibit B
ACCEPTANCE
Acceptance by Participant
The Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF PARTICIPANT FAILS TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

Participant Name	Date

Participant Signature

Date of Grant: XXXX